UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2022

TECHTARGET, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33472	04-3483216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Grove Street
Newton, Massachusetts		02466
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 431-9200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TTGT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2022, following the recommendation of the Compensation Committee (“Committee”) of the Board of Directors (the “Board”) of TechTarget, Inc. (the “Company”), the Board appointed Rebecca Kitchens as President and Steven Niemiec as Chief Operating Officer & Chief Revenue Officer of the Company, effective January 1, 2023. Additionally, the Board approved, effective January 1, 2023, a $75,000 increase to the annual base salary for Daniel T. Noreck, Chief Financial Officer and Treasurer, with a new base salary of $300,000 per year and a $30,000 increase to Mr. Noreck’s target bonus under the 2023 Executive Incentive Bonus Plan (“Bonus Plan”), with a new annual target bonus of $105,000.

Appointment of Rebecca Kitchens

Ms. Kitchens, 45, has been with the Company for 20 years and has held multiple positions, including several leadership roles, during that time. Most recently, she served as an Executive Vice President & Publisher of the Company, from January 2021, leading the Company’s Enterprise Strategy Group division, an IT analyst, research, validation, and strategy unit that provides market intelligence and actionable insight to the global IT community as well as overseeing several business units including Market Development, Segment Marketing, Editorial, Audience & Search Engine Optimization, and Customer Strategy & Enablement. Ms. Kitchens has also served as Senior Vice President, Market Development from October 2017 to January 2021, Senior Vice President & Group Publisher from May 2012 to October 2017, and Vice President of Global Accounts from September 2010 to May 2012.

In connection with Ms. Kitchens’s appointment, the Committee approved an annual base salary for Ms. Kitchens of $400,000 and granted her 90,000 restricted stock units (“RSUs”) pursuant to the Company’s 2017 Stock Option and Incentive Plan, as amended (“2017 Stock Plan”), with a grant date of January 2, 2023. The RSUs vest in one third increments annually over a three-year period beginning on the first anniversary of the grant date. The Committee also approved a target bonus amount of $105,000 for Ms. Kitchens under the Bonus Plan, subject to meeting certain minimum performance goals established by the Committee.

Appointment of Steven Niemiec

Mr. Niemiec, 41, has been with the Company for 19 years and has held multiple leadership positions during his tenure. Most recently, Mr. Niemiec served as the Company’s first Chief Revenue Officer, from January 2021, overseeing Sales and Sales Operations. In his new role, Mr. Niemiec will oversee the Company’s Corporate Marketing and Sales Enablement & Strategy Departments in addition to his existing responsibilities as the Company’s Chief Revenue Officer. Mr. Niemiec began his career with the Company as an Account Manager and worked his way up to progressively more senior positions including serving as Senior Vice President, Global Sales from June 2013 to January 2021 and Vice President & General Manager from January 2011 to June 2013.

In connection with Mr. Niemiec’s appointment, the Committee approved an annual base salary for Mr. Niemiec of $400,000 and granted him 90,000 RSUs pursuant to the 2017 Stock Plan, with a grant date of January 2, 2023. The RSUs vest in one third increments annually over a three-year period beginning on the first anniversary of the grant date. The Committee also approved a target bonus amount of $105,000 for Mr. Niemiec under the Bonus Plan, subject to meeting certain minimum performance goals established by the Committee.

Both Ms. Kitchens and Mr. Niemiec are expected to enter into the Company’s standard indemnification agreement for officers and directors which provides, among other things, that the Company will indemnify each officer and director (“Indemnitee”) to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by the Indemnitee in connection with proceedings in which the Indemnitee is involved, or is threatened to become involved, by reason of the fact that the Indemnitee is or was a director or officer of the Company. A form of the Company’s standard indemnification agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2019.

Item 7.01 Regulation FD Disclosure.

On December 21, 2022, the Company issued a press release announcing the appointment of Ms. Kitchens and Mr. Niemiec to their respective new roles. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein in its entirety. The information contained in, or incorporated into, this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release Issued by TechTarget, Inc. on December 21, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechTarget, Inc.

Date:	December 21, 2022	By:	/s/ Daniel T. Noreck
Daniel T. Noreck Chief Financial Officer and Treasurer